THIRD AMENDMENT TO THE EMPLOYMENT AGREEMENT

THE THIRD AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Third Amendment”) is made and entered effective the 6th day of April 2007, by Ross Stores, Inc. (the “Company”) and Michael Balmuth (the “Executive”). The Executive and the Company previously entered into an Employment Agreement effective May 31, 2001; a First Amendment to the Employment Agreement effective January 30, 2003; and a Second Amendment to the Employment Agreement effective May 18, 2005 (the original Agreement, First Amendment to the Employment Agreement and Second Amendment to the Employment Agreement are attached and collectively referred to herein as “the Agreement”), and it is now the intention of the Executive and the Company to further amend the Agreement as set forth below. Accordingly, the Executive and the Company now enter into this Third Amendment.

I.	The Executive and the Company amend the Agreement by deleting Paragraph 1 of the Agreement in its entirety and replacing it with the following new Paragraph 1:

	1.	Term. The employment of the Executive by the Company will continue as of the date hereof and end on January 29, 2011, unless extended or terminated in accordance with this Agreement, including the extensions contemplated both in paragraphs 1 and 4(b). During March 2009, and during March every other year thereafter (every two years) for so long as the Executive is employed by the Company, upon the written request of the Executive, the Board shall consider extending the Executive’s employment with the Company. Such request must be delivered to the Chairman of the Compensation Committee no later than the last day in February which precedes the March in which the requested extension will be considered. The Board shall advise the Executive, in writing, on or before the April 1st following its consideration of the Executive’s written request, whether it approves of such extension. The failure of the Board to provide such written advice shall constitute approval of the Executive’s request for the extension. If the Executive’s request for an extension is approved, this Agreement shall be extended two additional years.

II.	The Executive and the Company further amend the Agreement by deleting the first sentence of Paragraph 4(a) of the Agreement in its entirety and replacing it with the following new sentence:

	4(a).	Salary. During his employment, the Company shall pay the Executive a base salary of not less than Nine Hundred and Eighty Eight Thousand Dollars ($988,000) per annum.

III.	The Executive and the Company further amend the Agreement by deleting the third sentence of Paragraph 7(f) of the Agreement in its entirety and replacing it with the following new sentence:

A “Change in Control” shall be deemed to have occurred if: (1) any person or group (within the meaning of Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) shall acquire during the twelve-month period ending on the date of the most recent acquisition by such person or group, in one or a series of transactions, whether through sale of stock or merger, ownership of stock of the Company that constitutes 35% or more of the total voting power of the stock of the Company or any successor to the Company; (2) a merger in which the Company is a party pursuant to which any person or such group acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, or (3) the sale, exchange, or transfer of all or substantially all of the Company’s assets (other than a sale, exchange, or transfer to one or more corporations where the stockholders of the Company before and after such sale, exchange, or transfer, directly or indirectly, are the beneficial owners of at least a majority of the voting stock of the corporation(s) to which the assets were transferred).

IV.	The Executive and the Company further amend the Agreement by revising the last sentence in Paragraph 9(c)(ii) to read as follows:

Executive shall have two (2) years from the date of such termination of employment to exercise any vested options, provided, however, that to the extent required to comply with Section 409A of the Internal Revenue Code, in no event shall the Executive be permitted to exercise any such stock options on a date later than the earlier of the latest date upon which such stock options could have expired by their original terms under any circumstances or the tenth anniversary of the original date of grant of such stock options.

V.

The Executive and the Company further amend the Agreement by adding the following new Paragraph 9(c)(iv):

Notwithstanding the foregoing, in no event shall the Executive be entitled to any payments or benefits under paragraph 9(a) of the Agreement if he is entitled to payments under this paragraph 9(c).

VI.

The Executive and the Company further amend the Agreement by deleting the second sentence of Paragraph 9(d) of the Agreement in its entirety and replacing it with the following new sentence:

Any stock options granted to the Executive by the Company shall continue to vest only through the date on which the Executive’s employment terminates, and unless otherwise provided by their terms, any restricted stock, performance share awards or other equity awards that were granted to the Executive by the Company that remain unvested as of the date on which the Executive’s employment terminates shall automatically be forfeited and the Executive shall have no further rights with respect to such awards.

VII.

The Executive and the Company further amend the Agreement by adding the following new sentence as the last sentence of Paragraph 9(e) of the Agreement:

In addition, the Company shall pay the Executive an annual bonus for the Company’s fiscal year ending January 29, 2011. Such bonus shall not be paid until due under the applicable Company bonus plan.

VIII.	The Executive and the Company amend the Agreement by deleting Paragraph 10 of the Agreement in its entirety and replacing it with the following new Paragraph 10:

	10.	Certain Employee Acknowledgements

(a)      Employee Acknowledgement. The Company and the Executive acknowledge that (i) the Company has a special interest in and derives significant benefit from the unique skills and experience of the Executive; (ii) as a result of the Executive’s service with the Company, the Executive will use and have access to some of the Company’s proprietary and valuable confidential information during the course of the Executive’s employment; (iii) the confidential information has been developed and created by the Company at substantial expense and constitutes valuable proprietary assets of the Company, and the Company will suffer substantial damage and irreparable harm which will be difficult to compute if, during the term of the Executive’s employment or thereafter, the Executive should disclose or improperly use such confidential information in violation of the provisions of this Agreement; (iv) the Company will suffer substantial damage and irreparable harm which will be difficult to compute if the Executive competes with the company in violation of this Agreement; (v) the Company will suffer substantial damage which will be difficult to compute if, the Executive solicits or interferes with the Company’s employees, clients, or customers; (vi) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company; and (vii) the provisions of this Agreement will not preclude the Executive from obtaining other gainful employment or service.

(b)	Non-Compete.

(i)

During the Term of Employment and for a period of twenty-four (24) months following the Executive's termination of employment with the Company, the Executive shall not, directly or indirectly, own, manage, control, be employed by, consult with, participate in, or be connected in any manner with the ownership, management, operation, control of, or otherwise become involved with, any Competing Business, nor shall the Executive undertake any planning to engage in any such activity.

For purposes of this Agreement, a Competing Business shall mean any of the following: (1) any business that is in whole or in substantial part competitive with the business of the Company then being conducted or under consideration, (2) any off-price retailer or retailer of discount merchandise, including without limitation, Burlington Coat Factory Warehouse Corporation, Federated Department Stores, Inc., TJX Companies Inc., Retail Ventures Inc., Kohl’s Corporation, Stein Mart, Inc., Foot Locker, Inc., Payless ShoeSource, Inc., Bed, Bath & Beyond Inc., Linens ‘n Things, Inc., Tuesday Morning Corporation, and (3) any affiliates, subsidiaries or successors of businesses identified above.

(ii)

The foregoing restrictions in paragraph 10(b)(i) shall have no force or effect in the event that: (i) the Executive’s employment with the Company is terminated either by the Company pursuant to paragraph 7(d)[Without Cause] or by the Executive pursuant to paragraph 7(e) [Termination by the Executive for Good Reason]; or (ii) the Company fails to approve or grant an extension of this Agreement in accordance with paragraph 1 hereof.

	(iii)	Paragraph 10(b)(i) shall not prohibit the Executive from making any investment of 1% or less of the equity securities of any publicly-traded corporation which is considered to be a Competing Business.

(c)

Non-Solicitation of Employees. During the Term of Employment and for a period of 24 months following the Executive’s termination of that employment with the Company, the Executive shall not, without the written permission of the Company or an affected affiliate, directly or indirectly (i) solicit, employ or retain, or have or cause any other person or entity to solicit, employ or retain, any person who is employed by the Company or was employed by the Company during the 6-month period prior to such solicitation, employment, or retainer, (ii) encourage any such person not to devote his or her full business time to the Company, or (iii) agree to hire or employ any such person.

(d)

Non-Solicitation of Third Parties. During the Term of Employment and for a period of 24 months following the Executive’s termination of employment with the Company, the Executive shall not directly or indirectly solicit or otherwise influence any entity with a business arrangement with the Company, including, without limitation, customers, suppliers, sales representatives, lenders, lessors, and lessees, to discontinue, reduce, or otherwise materially or adversely affect such relationship.

(e)

Non-Disparagement. The Executive acknowledges and agrees that the Executive will not defame or criticize the services, business, integrity, veracity, or personal or professional reputation of the Company or any of its directors, officers, employees, affiliates, or agents of any of the foregoing in either a professional or personal manner either during the term of the Executive’s employment or thereafter.

IX.	The Executive and the Company amend the Agreement by deleting Paragraph 22 of the Agreement in its entirety and replacing it with the following new Paragraph 22:

22.

Compliance with Section 409A. Notwithstanding any other provision of this Agreement to the contrary, the provision, time and manner of payment or distribution of all compensation and benefits provided by this Agreement that constitute nonqualified deferred compensation subject to and not exempted from the requirements of Code Section 409A (“Section 409A Deferred Compensation”) shall be subject to, limited by and construed in accordance with the requirements of Code Section 409A and all regulations and other guidance promulgated by the Secretary of the Treasury pursuant to such Section (such Section, regulations and other guidance being referred to herein as “Section 409A”), including the following:

(a)

Separation from Service. Payments and benefits constituting Section 409A Deferred Compensation otherwise payable or provided pursuant to paragraph 9 upon the Executive’s termination of employment shall be paid or provided only at the time of a termination of the Executive’s employment which constitutes a Separation from Service. For the purposes of this Agreement, a “Separation from Service” is a separation from service within the meaning of Section 409A.

(b)

Six-Month Delay Applicable to Specified Employees. If, at the time of a Separation from Service of the Executive, the Executive is a “specified employee” within the meaning of Section 409A (a “Specified Employee”), then no payments and benefits constituting Section 409A Deferred Compensation to be paid or provided pursuant to paragraph 9 upon the Separation from Service of the Executive, other than such payments and benefits that constitute “separation pay” upon an “involuntary separation” (within the meaning of Section 409A) not in excess of two times the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Separation from Service occurs (i.e., $460,000 in the event of separation during 2008) whether paid under this Agreement or otherwise, shall be paid or provided before the later of (i) the date that is six (6) months after the date of such Separation from Service or, if earlier, the date of death of the Executive (in either case, the “Delayed Payment Date”), or (ii) the date or dates on which such Section 409A Deferred Compensation would otherwise be paid or provided in accordance with paragraph 9. All such amounts that would, but for this paragraph 22(b), become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

(c)

Heath Care and Estate Planning Benefits. In the event that all or any of the benefits to be provided pursuant to paragraphs 4(g), (i) or 4(j) as a result of a Participant’s Separation from Service constitute Section 409A Deferred Compensation, the Company shall provide for such benefits constituting Section 409A Deferred Compensation in a manner that complies with Section 409A. To the extent necessary to comply with Section 409A, the Company shall determine the premium cost necessary to provide such benefits constituting Section 409A Deferred Compensation for the applicable coverage period and shall pay such premium cost which becomes due and payable during the applicable coverage period on the applicable due date for such premiums; provided, however, that if the Executive is a Specified Employee, the Company shall not pay any such premium cost until the Delayed Payment Date. If the Company’s payment pursuant to the previous sentence is subject to a Delayed Payment Date, the Executive shall pay the premium cost between the date of Separation from Service and the Delayed Payment Date, and on the Delayed Payment Date the Company shall reimburse the Executive for such Company premium cost paid by the Executive and shall pay the balance of the Company’s premium cost necessary to provide such benefit coverage for the remainder of the applicable coverage period as and when it becomes due and payable over the applicable period.

(d)

Matching Contributions. In the event that Matching Contributions are provided pursuant to paragraph 4(e), such amounts shall be determined based on the maximum annual Company 401(k) Plan match allowed under the Company 401(k) Plan in effect at the time of payment. Such amount shall be paid annually no later than December 31 of the respective year in which a matching contribution would have been made if the Executive was employed by the Company.

(e)

Stock-Based Awards. The vesting of any stock-based compensation awards which constitute Section 409A Deferred Compensation and are held by the Executive, if the Executive is a Specified Employee, shall be accelerated in accordance with this Agreement to the extent applicable; provided, however, that the payment in settlement of any such awards shall occur on the Delayed Payment Date. Any stock-based compensation which vests and becomes payable upon a Change in Control in accordance with paragraph 4(b) shall not be subject to this paragraph 22(d).

(f)

Rights of the Company; Release of Liability. It is the mutual intention of the Executive and the Company that the provision of all payments and benefits pursuant to this Agreement be made in compliance with the requirements of Section 409A. To the extent that the provision of any such payment or benefit pursuant to the terms and conditions of this Agreement would fail to comply with the applicable requirements of Section 409A, the Company may, in its sole and absolute discretion and without the consent of the Executive, make such modifications to the timing or manner of providing such payment and/or benefit to the extent it determines necessary or advisable to comply with the requirements of Section 409A; provided, however, that the Company shall not be obligated to make any such modifications. Any such modifications made by the Company shall, to the maximum extent permitted in compliance with the requirements of Section 409A, preserve the aggregate monetary face value of such payments and/or benefits provided by this Agreement in the absence of such modification. The Executive acknowledges that (i) the provisions of this paragraph 22 may result in a delay in the time at which payments would otherwise be made pursuant to this Agreement and (ii) the Company is authorized to amend this Agreement, to void or amend any election made by the Executive under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by the Company, in its discretion, to be necessary or appropriate to comply with Section 409A (including any transition or grandfather rules thereunder) without prior notice to or consent of the Executive. The Executive hereby releases and holds harmless the Company, its directors, officers and stockholders from any and all claims that may arise from or relate to any tax liability, penalties, interest, costs, fees or other liability incurred by the Executive as a result of the application of Code Section 409A.

(g)

Interest. If, in accordance with this paragraph 22, this Agreement is modified to delay the date of any payment or benefit which, in the absence of such modification, would have occurred within six (6) months following the date of termination of Executive’s employment with the Company (the “Original Payment Date”) to a date six (6) months or more following the date of termination of Executive’s employment with the Company (the “Delayed Payment Date”), then the principal amount of such payment or benefit shall accrue interest from the Original Payment Date to the Delayed Payment Date at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code. The Company shall pay such accrued interest to Executive on the Delayed Payment Date.

(h)

Attorney’s Fees and Costs. Any dispute or claim relating to or arising out of any delay in the Company’s provision of payments or benefits in accordance with any modification of this Agreement pursuant to this paragraph 22 or the provision of interest in accordance with paragraph 22(f) shall be resolved by binding arbitration in accordance with paragraph 19. However, notwithstanding the provisions of paragraph 20 regarding attorney’s fees and costs to the contrary, the Company shall reimburse Executive for any and all attorney’s fees and costs reasonably incurred by Executive in clarifying or enforcing Executive’s rights with respect to such delayed payments or benefits or interest if Executive establishes liability with respect to the merits of the claim in respect of which such attorney’s fees and costs are incurred. Executive shall reimburse the Company for any and all attorney’s fees and costs reasonably incurred by Company in defending any such claim brought by Executive if the arbitrator determines that such claim by Executive is frivolous or maintained in bad faith.

Except for the amendments, as set forth above, the Agreement and all of its terms remain in force and in effect.

ROSS STORES, INC.	EXECUTIVE

Norman Ferber	Michael Balmuth

Date	Date